EXHIBIT 10.5

                               EMPLOYMENT CONTRACT

Agreement made, effective as of March 25, 2000 by and between IAM Group, Ltd., a corporation duty organized and existing under the laws of the State of New York, with a place of business at 85 Tenth Avenue, City of New York, County of New York, State of New York, hereinafter referred to as "EMPLOYER", and Ron Blaufarb, residing at 4612 Greenfield Road, Bethlehem, PA 18017, hereinafter referred to as "BLAUFARB".

                                    RECITALS

The parties recite and declare:

         A. EMPLOYER is a HOLDING COMPANY, and owns several subsidiary corporations engaged in the manufacturing, distribution and sales of private and labeled apparel and accessories, under exclusive and non exclusive licensing agreements with the National Football League ("NFL") and its associates or affiliates, Professional Bowlers Association ("PBA") and other sports and non sports entities; and

         B. BLAUFARB represents he has been engaged in national sales activities in the apparel industry, holding executive positions as NATIONAL SALES MANAGER and/or VICE PRESIDENT OF SALES; and

         C. It is the parties desire to enter into contract wherein BLAUFARB shall be appointed as Vice President of Sales for EMPLOYER with overall management and control of all EMPLOYER sales relating to the manufacture and marketing of apparel.

                For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties set forth in this Agreement and intending to be legally bound, EMPLOYER and BLAUFARB agree as follows:

                1. Definitions: For purposes of this Agreement the following definitions shall apply:

                           1.1. "Products" shall mean the products produced by EMPLOYER including private label, and licensed apparel and accessories for the National Football League ("NFL") and the Professional Bowlers Association ("PBA").

                           1.2. "Territory" shall mean the following: The united States, Western Europe, Eastern Europe, Asia, Australia, Canada and South America.
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                           1.3. "Customers" shall mean customers that buy solely
                           within the Territory (whether or not shipment is within the territory), exclusive of internet sales made through the employer's wholly owned subsidiary, Guardian Internet Solution Inc.'s e-commerce mall.

                2. Hiring. EMPLOYER hereby hires BLAUFARB, and BLAUFARB hereby agrees to act as Vice-President of Sales, and National Sales Manager for EMPLOYER with respect to the Products in the Territory. BLAUFARB shall faithfully and diligently perform the duties typically performed by a VP-Sales and National Sales Manager for EMPLOYER. BLAUFARB shall be entitled to all benefits generally available to other executives and employees of the EMPLOYER, including stock options or warrants if offered by the EMPLOYER. At present, benefits are limited to company paid family medical health insurance provided BLAUFARB's spouse is not covered under a separate policy. EMPLOYER shall reimburse BLAUFARB monthly for all reasonable and actual expenses incurred in the performance of his duties under this Agreement not to exceed $40,000 per year, provided that such expense is in strict accordance with the relevant monthly line item of a written budget that has been approved in advance, in writing, by an officer of EMPLOYER. BLAUFARB'S annual salary under this Agreement shall be the Compensation, payable in accordance with and at the same times as EMPLOYER'S ordinary payroll procedures.

                3. Compensation. EMPLOYER shall pay BLAUFARB compensation for each 12-month contract period during the term of this Agreement in the amount of $175,000 per annum, payable as set forth below.

                4. Additional Compensation. EMPLOYER shall pay BLAUFARB first 12- month contract period during the amount of $20,000, payable as set forth below.

                5. Special Compensation EMPLOYER shall pay BLAUFARB special compensation after the first Calendar year during the term of this Agreement in an amount of One (1%) percent of NFL sales over $5,000,000. After the second Calendar year during the term of this Agreement the special compensation shall be One (1%) percent of Employer's NFL sales, over $10,000,000. After the third Calendar year during the term of this agreement the special compensation shall be One (1%) of Employer's NFL sales over 20,000,000. After each Calendar year of this Agreement, Employer shall pay to BLAUFARB within 90 days the special compensation for such period. Any non NFL sales shall be compensated by mutual agreement between the parties which must be reduced to writing prior to expiration of the 2nd contract year.

                6. Term of Employment. This Agreement shall be for a period of three (3) years commencing on or about April 1, 2000, or sooner if Blaufarb can do so, and ending on or about March 31, 2003, unless sooner terminated as provided herein.

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                7. Termination. Unless terminated earlier pursuant to the
                provisions of this Agreement this Agreement shall terminate on or about March 31, 2003. This Agreement may also terminate at the option of the EMPLOYER, if the NFL licenses are canceled or not renewed by the National Football League. Notwithstanding anything to the contrary in the preceding sentence, at any time that Good cause(as defined below) exists or has arisen, EMPLOYER may, at its election, terminate this Agreement by so notifying BLAUFARB in writing, in which event such termination shall be effective immediately. For purposes of this Paragraph, "Good cause" shall mean the existence or occurrence of any of the following: (a) any gross neglect of duty, (b) if BLAUFARB is convicted of a felony, (c) if BLAUFARB files for any protection under the federal bankruptcy laws (or any such proceeding is filed against BLAUFARB and is not dismissed within 90 days of such filing), (d) the occurrence or existence of any facts that constitute grounds for termination pursuant to New York State Law, (e) if BLAUFARB commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, or moral turpitude,
                (f) If BLAUFARB otherwise materially breaches any provision of this Agreement (g) the death of BLAUFARB, and/or (h) if BLAUFARB becomes materially disabled to such an extent that BLAUFARB is precluded form performing the duties set forth in this Agreement of a period of 90 consecutive days, or 120 days in the aggregate during any one-year period upon termination of this Agreement,
                (i) BLAUFARB shall return to Company all property belonging to EMPLOYER, including without limitation all Confidential Material, promotional material, advertising information, samples, price lists and similar items, and (ii) EMPLOYER shall have no obligation to make any further payment to BLAUFARB, except for amounts earned pursuant to this Agreement by BLAUFARB prior to such termination, which amounts EMPLOYER shall pay to BLAUFARB upon the later of (A) BLAUFARB's returning to EMPLOYER all such property, and (B) such amounts are actually due and payable by EMPLOYER to BLAUFARB.

This agreement may also be terminated at the option of the EMPLOYER if the NFL licenses owned by EMPLOYER or its subsidiaries are canceled or not renewed by the National Football League.

BLAUFARB may likewise terminate this Agreement by giving EMPLOYER ten (10) days advance written notice for GOOD CAUSE which shall be limited to failure of BLAUFARB and EMPLOYER to reach a written agreement as to the amount of - reasonable compensation.. which BLAUFARB is to receive from EMPLOYER as to non-NFL sales as previously referred to in Paragraph 5 above.

In the event any matter relating to GOOD CAUSE termination shall become a matter of dispute or controversy, the parties hereto agree to submit the same to arbitration by the American Arbitration Association or such other arbitration method as they may agree. Arbitration shall be a prerequisite to any right of legal action or equitable action or suit

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                7(a). Alcohol and drug testing. BLAUFARB agrees to submit to random alcohol and drug testing, to be paid for by EMPLOYER. In the event BLAUFARB refuses to submit to such testing, EMPLOYER may consider this grounds for termination in accordance with paragraph 7 above.

                8. Schedule of Payments. A) During the first period of this Agreement, EMPLOYER shall pay BLAUFARB and additional compensation as follows:

                12-month contract compensation to
                April 1, 2000 to Dec.31, 2000 $15,000 per month payable in cash or, at the Company's option, payable in part by issuing unrestricted "S-8" shares of the Company provided Company is a reporting Corporation on the OTCBB. If any compensation paid during this period is paid in shares, EMPLOYER, In addition to issuing said shares to BLAUFARB, shall reimburse BLAUFARB for his actual documented costs and expenses to redeem said shares, if held more then 3 months after issuance. The value of each share shall be established in accordance with the terms of the S-8 Registration filed with the SEC.

                Jan. 1,2001 to
                March 31, 2001 $60,000 payable in cash in equal weekly or bimonthly installments in accordancE with EMPLOYER'S normal payroll procedures.

                B) During the second and third 12-month this Agreement, EMPLOYER shall compensation as follows:

                April 1, 2001 to
                March 31, 2003 $175,000 per annum payable in cash in equal Weekly or bi-monthly installments in accordance with Employer's normal payroll procedures.

                9. Blaufarb's Representations. BLAUFARB represents he has the ability and experience to develop and manage a marketing and sales program; that based on reasonable assumptions made by him, his personal sales, exclusive of EMPLOYER'S sales, for NFL products should reach $2,000,000 at the end of the first Calendar period of this Agreement, ending December 31, 2000; $5,900,000 at the end of the second Calendar period, ending December 31, 2001; and $9,800,000 at the end of the third Calendar period, ending December 31, 2002.

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                10. Revisions in Compensation and Special Compensation. The
                Parties agree that in the event BLAUFARB's personal NFL sales are less than ($2,000,000.00) for the Calendar year ending December 31, 2000, that BLAUFARB's Compensation for his subsequent contract year beginning on or about April 1, 2001, shall be reduced from the amount specified in Paragraph 8 (b) above to One Hundred Fifty Thousand Dollars ($150,000.00) payable weekly or bi-monthly or whatever the normal payroll procedures are for Employer at that time.

If in the calendar years ending December 31, 2001 BLAUFARB's personal NFL sales are less than 90% of the assumptions outlined in Paragraph 9 above, i.e. $5,900,000.00, BLAUFARB agrees to reduce his compensation payable in the contract year beginning on or about April 1, 2002 as follows:

                  80-90% of projections                 160,000
                  70-79% of projections                 145,000
                  0-69% of projections                  130,000

                  If BLAUFARB's personal NFL sales in the period ending December31, 2001 exceed $5,900,000 plus any shortfall of projected sales for the period ending December 31,2000 (e.g. Assuming 1.7 million of personal sales as of December 31, 2000 and 6.2 million of personal sales as of December 31, 2001), BLAUFARB shall receive Make-up Compensation of $25,000.00 ($175,000 regular salary having been reduced to $150,000 per first subparagraph above).

                  If BLAUFARB's personal NFL sales in the period ending December 31, 2002 exceed $9,800,000, plus any shortfall of projected sales for the periods ending December 31,2000 and/or December 31, 2001 (e.g. Assuming 1.7 million of personal sales as of December 31, 2000, 5.2 million of personal sales as of December 31, 200W and 10.8 million of personal sales as of December 31,
2002), BLAUFARB shall receive Make-up Compensation of $40,000 ( $175,000 regular salary having been reduced to $150,000 per first subparagraph above, plus $175,000 regular salary having been reduced to $160,000 per second subparagraph above). Likewise, BLAUFARB, shall receive Make-up Compensation following any other possible permutations of make-up of projected personal sales in Calendar Year 2002 from shortfalls in personal sales occurring in either the first and/or second Calendar Years that have caused BLAUFARB's Contract Year regular Compensation to be reduced in either the Contract Years beginning on or about either April 1,2001 and/or April 1,2002.

If BLAUFARB is entitled to any Make-up Compensation as outlined herein above, said Make-up Compensation shall be paid to BLAUFARB within 90 days of the end of the then current contract year, i.e. March 31, 2002 and/or March 31, 2003.

                  11. Representations and Warranties. BLAUFARB hereby represents and warrants that this Agreement will not cause or require BLAUFARB to breach any obligation to, or agreement or confidence with, any other person.

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                  12. Confidentiality. BLAUFARB hereby acknowledges that
EMPLOYER has made (and/or may during the term of this Agreement make) available to BLAUFARB certain customer lists, products design information, performance standards and other confidential and/or proprietary information of EMPLOYER or licensed to EMPLOYER, including without limitation trade secrets and copyrighted materials (collectively, the "Confidential Material"). Except as essential to BLAUFARB's obligations as a Sales Manager of EMPLOYER with respect to the Products in accordance with this Agreement, neither BLAUFARB nor any agent officer, representative or independent contractor of or retainer by BLAUFARB shall make any disclosure of this Agreement, the terms of this Agreement or any of the Confidential Material. BLAUFARB shall notify each person to whom such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person.

                  13. Governing Law. This Agreement shall be governed construed in accordance with the laws of the State of New York.

                  14. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

                  15. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of New York, State of New York.

                  16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document

                  17. Expenses. If either party breaches any provision of this agreement, the other non-breaching party shall have the right to sue for damages and/or injunctive relief for such breach. The prevailing party in such litigation shall be entitled to recover from the unsuccessful party in such litigation all costs, expenses, and actual attorney's fees relating to or arising for the enforcement or interpretation of, or any litigation, arbitration or mediation relating to or arising from any violation of this Agreement

                  18. Modification. This Agreement may be modified only by written instrument executed by both parties to this Agreement. EMPLOYEE shall agree to any modification of this Agreement if Federal or State Agencies, Rules, Regulations or laws recommend or require such modification, except that paragraphs 3, 4, 5, 6 & 8 cannot be modified without EMPLOYEE'S consent.

                  19. Headings. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

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                  20. Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement is intended as a complete and exclusive statement of the terms of such agreement and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

                  21. Interpretation. Whenever the context so requires in this Agreement all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust an estate or any other entity.

                  22. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

                  23. Successors in Interest and Assigns. BLAUFARB shall not assign or delegate to any other person any rights or obligations under this Agreement Subject to such restriction on transferability, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement except for the rights of the successors-in-interest and assigns of each party to this Agreement unless such rights are expressly granted in this Agreement to other specifically identified persons. BLAUFARB has been advised that the EMPLOYER is in the process of being acquired by Helsinki Capital Partners, Inc., in which event this Agreement will be assigned to the new entity.

                  24. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at is address set forth above in the introductory Paragraph of this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service or overnight express courier service in accordance with this Paragraph. Any party to this Agreement may give a notice of change of its address to the other party to this Agreement.

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                  25. Waiver. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

                  26. Receipt of Copy. BLAUFARB hereby acknowledges that he has received a signed copy of this Agreement


                  IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year herein above stated.

                                            FOR THE EMPLOYEE:

                                            By: /s/ RON BLAUFARB
                                                ------------------------------
                                                Ron Blaufarb


                                            FOR THE EMPLOYOR:

                                            By: /s/ JAHN AVARELLO
                                                ------------------------------
                                                Jahn Avarello, President

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